Exhibit 2(k)(4)
                                     FORM OF
                          SUBSCRIPTION AGENT AGREEMENT

      This Subscription Agent Agreement (the "Agreement") is made as of December ___, 1998 between The High Yield Plus Fund, Inc. (the "Fund") and State Street Bank and Trust Company as subscription agent (the "Agent"). All terms not defined herein shall have the meaning given in the Fund's prospectus (the "Prospectus") included in its Registration Statement on Form N-2 (File No. 811-5468) filed with the Securities and Exchange Commission on November 16, 1998, as amended by any amendment filed with respect thereto (the "Registration Statement").

      WHEREAS, the Fund proposes to make a subscription offer by issuing certificates or other evidences of subscription rights, in the form designated by the Fund (the "Subscription Certificates") to shareholders of record (the "Shareholders") of its Common Stock, par value $0.01 per share ("Common Stock"), as of a record date specified by the Fund (the "Record Date"), pursuant to which each Shareholder will have certain rights (the "Rights") to subscribe for shares of Common Stock, as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agent; and

      WHEREAS, the Fund wishes the Agent to perform certain acts on behalf of the Fund, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1. APPOINTMENT. The Fund hereby appoints the Agent to act as subscription agent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights in accordance with the terms set forth in this Agreement, and the Agent hereby accepts such appointment.

2. RIGHTS AND ISSUANCE OF SUBSCRIPTION CERTIFICATES.

      (a) Each Subscription Certificate shall evidence the right of the holder of the Subscription Certificates to purchase shares of Common Stock upon the terms and conditions therein and herein set forth.

      (b) Upon the written advice of the Fund, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of Record Date Shareholders to be prepared by the Agent in its capacity as Transfer Agent of the Fund, prepare and record Subscription Certificates in the names of the Record Date Shareholders, setting forth the number of Rights to subscribe

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for shares of Common Stock  calculated on the basis of one Right for every three shares of Common Stock recorded on the books in the name of each such Record Date Shareholder. Fractional Rights shall not be issued. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Fund. Upon the
written  advice,  signed  as  aforesaid,   as  to  the  effective  date  of  the
Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other document as the Fund deems necessary or appropriate, to all Record Date Shareholders with record addresses in the United States (including its territories and possessions and the District of Columbia). Delivery shall be by first class mail (without registration or insurance). No Subscription Certificate shall be valid for any purpose unless so executed. Should any officer whose signature has been placed upon any Subscription Certificate cease to hold such office at any time thereafter, such event shall have no effect on the validity of such Subscription Certificate.

      (c) The Agent will mail a copy of the Prospectus, instruction letter, a special notice and other documents as the Fund deems necessary or appropriate, if any, but not Subscription Certificates to Record Date Shareholders whose record addresses are outside the United States (including its territories and possessions and the District of Columbia ) ("Foreign Record Date Shareholders"). The Rights to which such Subscription Certificates relate will be held by the Agent for such Foreign Record Date Shareholders' accounts until instructions are received to exercise, sell or transfer the Rights.

3.    EXERCISE.

      (a) Each Subscription Certificate shall be transferable and shall, its having been exercised by the holder thereof in the manner set forth in the Prospectus, become irrevocable after receipt of payment for shares by the Agent. The Agent shall, in its capacity as Transfer Agent for the Fund maintain a register of Subscription Certificates and the Record Date Shareholders. Each Subscription Certificate shall, subject to the provisions thereof, entitle the holder thereof to the right (the "Primary Subscription Right") to purchase during the Primary Subscription, as defined in the Prospectus, at the Subscription Price, as defined in the Prospectus, one share of Common Stock for each Right held.

            In addition, each Subscription Certificate shall, subject to the provisions thereof, entitle Record Date Shareholders and persons who become holders of Rights who are not Record Date Shareholders ("Rights Holders") who exercise their Rights in the Primary Subscription ("Exercising Rights Holders") the right (the "Over-Subscription Right") to purchase from the Fund additional shares subject to the availability of such shares and to allotment of such shares as may be available among Exercising Rights Holders who exercise Over-Subscription Rights on the basis specified in the Prospectus; provided, however, that an Exercising Rights Holder who has not exercised his Primary Subscription Rights with respect to the full number of Rights issued to him shall not be entitled to any Over-Subscription Rights.



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

      (b) Record Date Shareholders and Rights Holders may acquire shares of Common Stock in the Primary Subscription and pursuant to the Over-Subscription Privilege by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Record Date Shareholder or Rights Holder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) payment in full for the shares to be purchased at the estimated purchase price as disclosed in the Prospectus, in U.S. dollars by money order or check drawn on a bank or branch located in the United States, in each case payable to the order of the Fund.

      (c) Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. Eastern time on such date as the Fund shall designate to the Agent in writing (the "Expiration Date"). For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Shareholder Services Division of the Agent specified in the Prospectus. All questions as to the validity, form, eligibility and acceptance of Subscription Certificates will be determined by the Fund.

      (d) Notwithstanding the provisions of Section 3(b) and 3(c) regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. Eastern time on the Expiration Date, if prior to such time the Agent receives a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a financial institution that is a member of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Medallion Signature Program guaranteeing delivery of (i) payment of the full Estimated Subscription Price for the shares of Common Stock subscribed for in the Primary Subscription and any additional shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege, (ii) payment in full of any additional amount required to be paid if the actual Subscription Price is in excess of the Estimated Subscription Price, and (iii) a properly completed and executed Subscription Certificate, then such exercise of Primary Subscription Rights and Over-Subscription Rights shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Certificate and full payment for the Common Stock based on the Estimated Subscription Price by the Agent within three Business Days (as defined below) after the Expiration Date. For the purposes of the Prospectus and this Agreement, "Business Day" shall mean any day on which trading is conducted on the New York Stock Exchange.

      (e) Within eight Business Days following the Expiration Date (the "Confirmation Date") the Agent shall send to each Exercising Rights Holder (or, if shares of Common Stock are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee) a confirmation showing (i) the number of shares of Common Stock acquired pursuant to the Primary Subscription, (ii) the number of shares of Common Stock, if any,



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
acquired pursuant to the Over-Subscription Privilege, (iii) any excess to be refunded by the Fund to such Exercising Rights Holder as a result of payment for shares of Common Stock pursuant to the Over-Subscription Privilege which the Exercising Rights Holder is not acquiring and (iv) any additional amount payable to the Fund by such Exercising Rights Holder or any excess to be refunded by the Fund to such Exercising Rights Holder, in each case based on the actual Subscription Price as determined on the Expiration Date.

      (f) Any additional payment required from a shareholder must be received by the Agent within seven Business Days after the Confirmation Date and any excess payment to be refunded by the Fund to a shareholder will be mailed by the Agent as promptly as practicable. If a shareholder does not make timely payment of any additional amounts due in accordance with Section 3(e), the Agent will consult with the Fund in accordance with Section 4 as to the appropriate action to be taken. The Agent will not issue or deliver certificates for shares subscribed for until payment in full therefore has been received, including collection of checks and payment pursuant to notices of guaranteed delivery.

4. VALIDITY OF SUBSCRIPTIONS. Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Fund and handled in accordance with his or her instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

5. OVER-SUBSCRIPTION. If, after allocation of shares of Common Stock to Exercising Rights Holders, there remain unexercised Rights, then the Agent shall allot the shares issuable upon exercise of such unexercised Rights (the
"Remaining Shares") to persons exercising Over-Subscription Rights. Shares subscribed for pursuant to the Over-Subscription Privilege will be allocated in the amounts of such over-subscriptions. If the number of shares exercised pursuant to the Over-Subscription Privilege is greater than the Remaining Shares, the Agent shall allocate pro rata the Remaining Shares among Exercising Rights Holders who over-subscribe based on the number of Rights held by such Exercising Rights Holders.

6. TRANSFERABILITY OF RIGHTS. The Rights are transferable until the Expiration Date, and the Rights and the shares of Common Stock will be listed for trading on the New York Stock Exchange. Reference is made to the Prospectus for a complete description of the sale of the Rights.

7. DELIVERY OF CERTIFICATES. The Agent will deliver certificates representing those shares of Common Stock purchased pursuant to exercise of Primary Subscription Rights and those shares purchased pursuant to the exercise of the Over-Subscription Privilege promptly after the expiration of the Offer once full payment for such shares has been received and cleared.


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


8.    HOLDING PROCEEDS OF RIGHTS OFFERING.

      (a) All proceeds received by the Agent from the exercise of Rights shall be held by the Agent, on behalf of the Fund, in a segregated, interest bearing account (the "Account") in the name of the Fund (the interest from which will accrue to the benefit of the Fund) pending proration and distribution of shares.

      (b) The Agent shall deliver all proceeds received in respect of the exercise of Rights (including interest earned thereon) to the Fund as promptly as practicable, [but in no event later than ten business days after the Confirmation Date]. Proceeds held in respect of Excess Payments (including interest earned thereon) shall belong to the Fund.

9. REPORTS. Daily, during the period commencing on January ___, 1999, until termination of the Subscription Period, the Agent will report by telephone or telecopier (by 2:00 p.m., Eastern time), confirmed by letter, to an Officer of the Fund, data regarding Rights exercised, the total number of shares of Common Stock subscribed for, and payments received therefor, bringing forward the figures from the previous day's report in each case so as to show the cumulative totals and any such other information as may be mutually determined by the Fund and the Agent.

10. LOSS OR MUTILATION. If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Fund and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

11. COMPENSATION FOR SERVICES. The Fund agrees to pay to the Agent compensation for its services as such in accordance with its Fee Schedule to act as Agent set forth hereto as Exhibit A. The Fund further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

12. INSTRUCTIONS AND INDEMNIFICATION. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

      (a) The Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of the Fund, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Fund which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control.


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

      [(b) The Fund will indemnify the Agent and its nominees against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Fund, except for any liability or expense which shall arise out of the negligence, bad faith or willful misconduct of the Agent or such nominees.]

13. CHANGES IN SUBSCRIPTION CERTIFICATE. The Agent may, without the consent or concurrence of the Shareholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Fund in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Fund) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Shareholders.

14.   ASSIGNMENT, DELEGATION.

      (a) Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

      (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

      (c) The Agent may (i) without further consent on the part of the Fund, subcontract for the performance of its obligations hereunder with Boston
EquiServe Limited Partnership or (ii) [with the consent of the Fund,] subcontract with other subcontractors for systems, processing, and telephone and mailing services as may be required from time to time; provided, however, that the Agent shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

15. GOVERNING LAW. The validity, interpretation and performance of this Agreement shall be governed by the law of the Commonwealth of Massachusetts.

16. THIRD PARTY BENEFICIARIES. This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Fund. Neither party shall make any commitments with third parties that are binding on the other party hereto without the other party's prior written consent.

17. FORCE MAJEURE. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war, strikes, or equipment or transmission failure or damage reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party's duties.

18. CONSEQUENTIAL DAMAGES. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

19. SEVERABILITY. If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

21. CAPTIONS. The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

22. FACSIMILE SIGNATURES. Any facsimile signature of any party hereto shall constitute a legal, valid and binding execution hereof by such party.

23. CONFIDENTIALITY. The Agent and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

24. TERM. This Agreement shall remain in effect until terminated on ___________, 1999 (the "Termination Date") or, prior to the Termination Date, upon 30 days' written notice by either party to the other. Upon termination of the Agreement, the Agent shall retain all canceled Certificates and related documentation as required by applicable law.

25. MERGER OF AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.


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

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

STATE STREET BANK AND                       THE HIGH YIELD PLUS FUND, INC.
TRUST COMPANY

--------------------------------------      ------------------------------------
Signature                                   Signature

--------------------------------------      President and Treasurer
Title                                       ------------------------------------
                                            Title



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




                                                                      Exhibit A


                                           FEE SCHEDULE







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